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                                                                    Exhibit 99.1


                     GEON CEO TOM WALTERMIRE TO LEAD POLYONE

          GEON, M.A. HANNA BOARDS EXPRESS CONFIDENCE IN MERGED COMPANY
                        AFTER DEPARTURE OF M.A. HANNA CEO


Cleveland, Ohio - August 16, 2000 - The Board of Directors of The Geon Company (NYSE: GON) joined the board of M.A. Hanna Company (NYSE: MAH; CHICAGO) yesterday in naming Thomas A. Waltermire, Geon chairman and chief executive officer, as the first chairman and CEO of PolyOne Corporation. The new company is being created from the combination of Geon and M.A. Hanna.

The M.A. Hanna board today announced the departure of its chairman and CEO, Phillip D. Ashkettle. Ashkettle had been slated to lead PolyOne. Under that plan, Waltermire would have served PolyOne initially as president and chief operating officer, succeeding Ashkettle as CEO in 2002 and as chairman in 2004.

PolyOne is expected to begin operations September 1, assuming a favorable vote by shareholders of both companies on August 29.

"I am very pleased with the PolyOne leadership team. In my travels to M.A. Hanna sites, I have been impressed with the talents of the people I have met and their dedication to customers," said Waltermire. "It is reassuring to me that we have the right people in place. Our organizational structure is not yet complete, and much work remains, but the mood among all of us is strong optimism about our joint future as PolyOne. We can't wait for the first day."

The Geon Company is a leading North American-based polymer services and technology company with operations in vinyl compounds, specialty vinyl resins and formulations, engineered films, and other value-added products and services. Headquartered in Avon Lake, Ohio, The Geon Company and its subsidiaries employ more than 3,200 people and have 30 manufacturing plants in the United States, Canada, England and Australia, and joint ventures in the United States, England, Australia, Singapore and Colombia. Information on the Company's products and services, as well as news releases, EDGAR filings, Form 10-K, 10-Q, etc. is available on the Internet at http://www.geon.com.



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                                    Vice President, Corporate & Investor Affairs
                                    (440) 930-1538